ARTICLES OF INCORPORATION, KETNER GLOBAL INVESTMENTS, INC.
                             	  Exhibit 3.1


                           ARTICLES OF INCORPORATION
                                      OF
                        KETNER GLOBAL INVESTMENTS, INC.


I, the undersigned, a natural person of the age of eighteen years or more, acting as the incorporator of a corporation under the Nevada Business
Corporation Act, adopt the following articles of incorporation for such corporation.

                                  ARTICLE 1.

The name of said corporation shall be: Ketner Global Investments, Inc.

                                  ARTICLE 2.

The period of its duration is perpetual.

                                  ARTICLE 3.

The aggregate number of shares which the corporation shall have authority to issue is 5,000,000 shares of the par value of $.001each. 5,000,000 of these shares shall be common voting shares
                                  ARTICLE 4.

The Board of Directors may take action in writing signed by the number of directors that would be required to take the same action at a meeting of the Board at which all directors were present, in accordance with the provisions of Nevada State Law.

                                  ARTICLE 5.

No shareholder shall have the preemptive right to acquire additional shares of stock of the corporation.

                                  ARTICLE 6.

The address of the initial registered office of the corporation is:1000 E William Street, Suite 204, Carson City, Nevada 89701. The name of its initial registered agent at such address is: National Registered Agents, Inc.

                                  ARTICLE 7.

The number of directors constituting the initial Board of Directors of the corporation is one and the name and address of the person who is to serve as director until the first annual meeting of the shareholders or until his successor is elected and shall qualify is James W. Ketner, 3904 Warwick, Colleyville, Texas 76034.

                                  ARTICLE 8.

The name and address of the incorporator James W. Ketner, 3904 Warwick, Colleyville, Texas 76034

                                  ARTICLE 9.
The corporation shall be effective on December 31st, 2005.

                                  ARTICLE 10.

No director of the corporation shall be personally liable to the corporation or its shareholders for any monetary damages for breach of fiduciary duty by such director as a director; provided, however, that this Article shall not eliminate or limit the liability of a director to the extent provided by applicable law (i) for any breach of the director's duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) as a result of statutory liability for illegal distributions to members under applicable law, (iv) for any transaction from which the director derived an improper personal benefit, or (v) for any act or omission occurring prior to the effective date of this Article. No amendment to or repeal of this Article shall apply to or have any effect on the liability of alleged liability of any director of the corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

Dated this 31st day of December, 2005.


         /s/ James W. Ketner
         -------------------
             James W. Ketner